Exhibit 3.2

AMENDMENT TO 2000 RESTATED BYLAWS

OF

COLUMBIA SPORTSWEAR COMPANY

ARTICLE II

BOARD OF DIRECTORS

2.1 Number and Term. The number of directors of the Corporation shall be at least three and no more than ten. Within this range, the number of directors shall be determined from time to time by the Board of Directors.